Exhibit 99.5

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                             RD PROPERTIES, L.P. VIB

          AGREEMENT OF LIMITED PARTNERSHIP dated as of May 6, 1998 by and between RD New York VI, LLC, as general partner, and the entity listed on Schedule A hereto, as limited partner.

          WHEREAS, the Partnership was formed by the filing of a certificate of limited partnership executed as of April 13, 1998.

          WHEREAS, the General Partner, the Partnership, and the Limited Partner desire to continue a limited partnership under the Delaware Revised Uniform Limited Partnership Act for the limited purposes and subject to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.1. Definitions. As used herein, the following terms have the following meanings:

          "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time. Any and all references to specific provisions of the Act shall be deemed to refer to any corresponding provisions of any succeeding law.

          "Affiliate", with respect to any Person, means (i) any Person directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of the outstanding voting securities of such Person, (iii) any officer, partner, director or trustee of such Person, (iv) if such Person is an officer, partner, director or trustee, any Person for which such Person acts in any such capacity, and (v) as to any Person or any officer, partner, director or trustee mentioned above who is an individual, the members of the immediate family of such individual. For purposes of this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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          "Agreement" means this Agreement of Limited Partnership, as amended from time to time.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to be closed.

          "Capital Account" has the meaning set forth in Section 6.3

          "Capital Contribution" means, with respect to any Partner, the amount specified as such Partner's Capital Contribution on Schedule B.

          "Capital Contribution Percentage" means, with respect to any Partner, the percentage specified as such Partner's Capital Contribution Percentage on Schedule B.

          "Closing Date" means the first date on which the Partnership acquires Shares pursuant to the Contribution Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time. Any and all references to specific provisions of the Code shall be deemed to refer to any corresponding provisions of any succeeding law.

          "Contribution Agreement" means the Contribution and Share Purchase Agreement, dated as of April 15, 1998, among the Contributing Owners identified therein, the Contributing Entities identified therein, RD Properties, L.P. VI, RD Properties, L.P. VIA, RD Properties, L.P. VIB, Mark Centers Trust and Mark Centers Limited Partnership.

          "Disposition" means the sale, exchange, transfer or other similar disposition of all or any portion of the Investment; provided that "Disposition" shall not include any tax-deferred exchange under the Code.

          "Distributable Proceeds" means cash proceeds received by the Partnership in excess of the aggregate amount of any then payable Partnership Expenses.

          "Effective Date" means the date of this Agreement.

          "Event of Default" means the failure by the General Partner to perform any of its material obligations under this Agreement, which failure shall not have been cured by the General

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Partner within ten (10) Business Days after the receipt by the General Partner of written notice of the occurrence of such failure by a Limited Partner, provided that if such failure is capable of being cured but cannot be cured with diligent efforts within such period of 10 Business Days and if the General Partner has commenced to cure such failure within such period of 10 Business Days, no Event of Default shall be deemed to have occurred unless either (a) the General Partner ceases to proceed diligently to cure such failure or (b) such failure is not cured within fifteen (15) days after the receipt by the General Partner of such written notice of the occurrence of such failure by a Limited Partner.

          "Fair Market Value" means an amount equal to either (a) the average of the closing prices for the common shares of beneficial interest of Mark Centers Trust, as officially reported on the principal national securities exchange on which the common shares of beneficial interest of Mark Centers Trust are then listed or admitted for trading, during the twenty (20) consecutive days immediately preceding the specified valuation date, or (b) if the common shares of beneficial interest of Mark Centers Trust are not then listed or admitted for trading on any national securities exchange but are designated as a national market system security by the National Association of Securities Dealers, Inc. (the "NASD"), the average of the closing bid and asked prices for the common shares of beneficial interest of Mark Centers Trust as shown by the NASD automated quotation system, during the twenty (20) days immediately preceding the specified valuation date, or (c) if the common shares of beneficial interest of Mark Centers Trust are not then listed or admitted for trading on any national exchange or quoted in the over-the-counter market, then the value as determined by an independent appraiser mutually agreeable to the General Partner and the Limited Partner. Except as specifically provided herein, if as of any date of determination of Fair Market Value the number of outstanding common shares of beneficial interest of Mark Centers Trust is (a) less than 40 million but equal to or greater than 30 million, the Fair Market Value shall mean the average closing price as calculated above multiplied by 97.5%, (b) less than 30 million but equal to or greater than 20 million, the Fair Market Value shall mean the average closing price as calculated above multiplied by 95%, or (c) less than 20 million, the Fair Market Value shall mean the average closing price as calculated above multiplied by 92.5%.

          "Fiscal Period" means, with respect to any specified period, such period treated as a single accounting period.


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          "Fiscal Year" has the meaning set forth in Section 2.5.

          "General Partner" means, at any time, any Person who, at such time, serves as a general partner of the Partnership and is either RD New York VI, LLC, or an Affiliate thereof admitted as a general partner pursuant to Section 10.1.

          "Interest" means, with respect to any Partner, the interest of such Partner in the Partnership at any particular time, including the rights and obligations of such Partner as provided in this Agreement and the Act.

          "Interest Percentage" means, with respect to any Partner, the percentage specified as such Partner's Interest Percentage set forth on Schedule C.

          "Investment" means the acquisition, owning and holding by the Partnership of a number of Shares equal to (i) (a) the excess of $17,001,000 plus any interest earned thereon prior to the Closing Date less (b) the Partnership Expenses payable on or about the Closing Date divided by (ii) $7.50.

          "Limited Partner" means, at any time, any Person who is at such time a limited partner of the Partnership, and shall include any Person admitted to the Partnership as a limited partner pursuant to Section 11.3. While this Agreement may refer in the plural to Limited Partners, if any time there is only one Limited Partner, such reference shall be deemed to refer in the singular to the sole Limited Partner.

          "Mark Centers Trust" means Mark Centers Trust, a Maryland trust (expected to be renamed Acadia Realty Trust upon consummation of the transactions contemplated by the Contribution Agreement) and its successors.

          "Net Income" or "Net Loss" means the net income or net loss of the Partnership for any Fiscal Period, as determined for federal income tax purposes, with the following adjustments:

               (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss hereunder shall be added to such taxable income or loss; and

               (ii) any expenditures of the Partnership described in Code
     Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to applicable Regulations under Code Section 704 and not otherwise taken into account

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     in computing Net Income or Net Loss hereunder shall be subtracted from such taxable income or loss.

          "Partners" means, at any time, the General Partner and all of the Limited Partners at such time. "Partner" means, at any time, any one of the Partners at such time.

          "Partnership" means RD Properties, L.P. VIB, the partnership formed and governed by the terms of this Agreement, as such partnership may from time to time be constituted.

          "Partnership Expenses" has the meaning set forth in Section 3.4(a).

          "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust or other entity.

          "Preferred Return" has the meaning set forth in Section 6.2.

          "Regulations" means the applicable Treasury Regulations, including Proposed and Temporary Treasury Regulations, under the Code. Any and all references herein to specific provisions of the Regulations shall be deemed to refer to any corresponding successor provision.

          "Required Partners" means at any time such Limited Partners having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Capital Contributions of all Limited Partners. While this Agreement may refer in the plural to Required Partners, if at any time there is only one Limited Partner, such reference shall be deemed to refer in the singular to the sole Limited Partner.

          "Shares" means common shares of beneficial interest of Mark Centers Trust to be acquired by the Partnership pursuant to the Contribution Agreement and all common shares of beneficial interest which may thereafter be issued in exchange for or on account of such shares.

          "Sister Partnerships" means the other partnerships sponsored by the General Partner or its Affiliates for purposes of acquiring common shares of beneficial interest of Mark Centers Trust pursuant to the Contribution Agreement, which partnerships are listed on Schedule D, as well as any other similar partnership which acquires common shares of beneficial interest

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of Mark Centers Trust on the Closing Date pursuant to the
Contribution Agreement.

          "Transfer" means a sale, exchange, transfer, assignment, or other disposition of all or any portion of an Interest, either directly or indirectly, to another Person. When used as a verb, the term "Transfer" shall have a correlative meaning.

          "UBTI" means "unrelated business taxable income" as defined in Code Sections 511 through 514 or, where the context so requires, gross income required to be taken into account in determining unrelated business taxable income pursuant to Code Section 513.

          "Unreturned Capital" means, as of any date, a Partner's aggregate Capital Contributions reduced by the amount of cash (or the Fair Market Value of the Shares distributed to such Partner pursuant to Sections 6.1(a)(ii) or 9.4(a) (to the extent the distribution under such provision corresponds with a distribution pursuant to Section 6.1(a)(ii)).

          Certain defined terms which are intended to be used only within the confines of a single Section of this Agreement are not necessarily defined or referenced in this Section 1.1.

          SECTION 1.2. Interpretation. In this Agreement, unless otherwise specified, (a) singular words include the plural and plural words include the singular; (b) words which include a number of constituent parts, things or elements shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (c) words importing any gender include the other gender;
(d) references to any Person include such Person's successors and assigns and, in the case of an individual, the word "successors" includes such Person's heirs, devisees, legatees, executors, administrators and personal representatives, provided that the foregoing shall not negate the effect of any rights, restrictions or conditions in this Agreement associated with any assignment or other Transfer of any Interest of any Partner; (e) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (f) references to any agreement or other document, including this Agreement, include all subsequent amendments thereto or hereto or other modifications thereof or hereof entered into in accordance with the provisions thereof or hereof; (g) the words "include"

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and "including", and words of similar import, shall be deemed to be followed by the words "without limitation"; (h) the words "hereto", "herein", "hereof" and "hereunder", and words of similar import, refer to this Agreement in its entirety; (i) references to Articles, Sections, paragraphs, Schedules and Exhibits are to the Articles, Sections, paragraphs, Schedules and Exhibits of this Agreement; and (j) numberings and headings of Articles, Sections, paragraphs, Schedules and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement.

          SECTION 1.3. Consent and Approvals. In this Agreement, the words "consent" and "approval" shall mean the prior written consent or approval of the Partner or Partners having the right to consent or approve, which consent or approval shall not be unreasonably withheld or delayed unless otherwise provided in this Agreement, provided that no Partner shall be liable or responsible for damages to any other Partner or the Partnership for its failure to respond to any request for, or for its withholding or delay in giving, its consent or approval.


                                   ARTICLE II

                               GENERAL PROVISIONS

          SECTION 2.1. Partnership Name. The name of the Partnership is RD Properties, L.P. VIB.

          SECTION 2.2. Principal Office; Delaware Office; Agent for Service of Process. The principal executive office and business address of the Partnership and the General Partner shall be c/o Acadia Management Company LLC, 20 Soundview Marketplace, Port Washington, New York 11050 or such other place as the General Partner shall determine in its discretion. The address of the registered office of the Partnership in the State of Delaware is 32 Loockerman Square, Suite L-100, Kent County, Dover, Delaware 19901, or such other address as may be designated from time to time by the General Partner. The Partnership's initial agent for service of process shall be The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805-1297. The General Partner shall give notice to the Limited Partners of any change in the principal executive office or the business address of the Partnership or the General Partner, the Delaware office, or in the name or address of the Partnership's agent for service of process.


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          SECTION 2.3. Purposes of the Partnership. The sole purposes of the
Partnership are to acquire, own, hold, sell, transfer, distribute, dispose of and exercise control over the Investment in accordance with the terms hereof.

          SECTION 2.4. Liability of Limited Partners Generally. Except as otherwise provided in this Agreement or the Act, no Limited Partner shall be obligated to make any contribution of capital or any payment to the Partnership or have any liability for the debts and obligations of the Partnership.

          SECTION 2.5. Fiscal Year. The fiscal year of the Partnership (the "Fiscal Year") for financial statement and federal income tax purposes shall be the calendar year.


                                   ARTICLE III

                  MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP

          SECTION 3.1. Management Generally. The management and control of the Partnership shall be vested exclusively in the General Partner. Except as otherwise set forth herein, the Limited Partners shall have no part in the management or control of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

          SECTION 3.2. Authority of the General Partner. The General Partner shall have all rights and powers that may be possessed by a general partner under the Act on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts which it may deem necessary or desirable in connection with the purposes for which the Partnership was formed, including the power to acquire, own, hold, sell, transfer, distribute, and vote or grant proxies to vote with respect to the Investment.

          SECTION 3.3. Major Decisions Requiring Consent of the Limited
Partners.

          (a) Notwithstanding the provisions of Section 3.2, but subject to the terms of this Agreement, the following powers of the Partnership shall be exercised by the General Partner only with the consent of the Required Partners:

               (i) (A) commencing on behalf of the Partnership a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the

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     Partnership or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect; (B) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official in respect of any or all of the Investment; (C) consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Partnership; or (D) making a general assignment for the benefit of creditors;

               (ii) permitting the Partnership to operate in such manner as to be classified as an "investment company" for purposes of the Investment Company Act of 1940;

               (iii) doing any act in contravention of this Agreement or outside the stated purposes of this Partnership or which would make it impossible to carry on the business of the Partnership;

               (iv) confessing a judgement against the Partnership in connection with any threatened or pending legal action;

               (v) causing the Partnership to incur any indebtedness;

               (vi) paying or agreeing to pay any fee to any Partner or any person known by the General Partner to be an Affiliate of any Partner, except to the extent expressly provided or permitted to be paid in this Agreement to such Partner or Affiliate; and

               (vii) causing the acquisition, financing, refinancing or disposition of any investment other than the acquisition of Shares.

          SECTION 3.4. Expenses.

          (a) The Partnership shall be responsible for and shall pay all Partnership Expenses except to the extent that there are insufficient funds of the Partnership to pay such Partnership Expenses or the General Partner shall determine that it is not in the best interest of the Partnership to pay such Partnership Expenses. The Partnership Expenses required to be paid by the Partnership shall be paid only out of funds of the Partnership determined by the General Partner to be available for such purpose. As used herein, the term "Partnership Expenses" means all expenses or obligations of the Partnership or otherwise

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incurred by the General Partner or any Affiliate of the General Partner or the
Limited Partner which are reasonable and enumerated in the items below:

                             (i) the Partnership's pro rata share of all expenses including offering expenses related to the formation of the Partnership, which in no event shall exceed, in the aggregate the lesser of (a) $17,700 and (b) $125,000 times the percentage obtained by dividing the aggregate purchase price for the Shares paid by the Partnership by the sum of the aggregate purchase price paid for the Shares by the Partnership and the aggregate purchase price paid by the Sister Partnerships for common shares of beneficial interest of Mark Centers Trust;

                            (ii) the Partnership's pro rata share of the actual out-of-pocket expenses and overhead costs related to the operation of the acquisition department of the General Partner and its Affiliates from January 1, 1998 until the Closing Date (but in no event later than December 31, 1998) incurred in connection with the acquisition of the Shares, which in no event shall exceed $1,250,000 times the number of days which have elapsed between January 1, 1998 and the Closing Date, divided by 365, times the percentage obtained by dividing the aggregate purchase price for the Shares paid by the Partnership by the sum of the aggregate purchase price paid for the Shares by the Partnership and the aggregate purchase price paid for common shares of beneficial interest of Mark Centers Trust by the Sister Partnerships;

                           (iii) the Partnership's pro rata share of the fees of Briggs, Wengert & Associates, in connection with the delivery of a fairness opinion (which total fees shall not exceed $100,000 plus reimbursable expenses), times the percentage obtained by dividing the aggregate purchase price for the Shares paid by the Partnership by the sum of the aggregate purchase price paid for the Shares by the Partnership and the aggregate purchase price paid for common shares of beneficial interest of Mark Centers Trust by the Sister Partnerships;

                            (iv) all costs and expenses incurred by the Partnership in holding and disposing of the Investment;

                             (v) all expenses, if any, incurred by the Partnership in connection with the registration,

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         qualification or exemption of the Partnership under any
         applicable federal, state, local or foreign law;

                            (vi) all expenses incurred by the Partnership in connection with any litigation involving the Partnership (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith (provided that expenses reimbursed to the General Partner in connection with any litigation brought by or on behalf of any Limited Partner against the General Partner shall not constitute Partnership Expenses and the General Partner shall be obligated to repay any reimbursement for such expenses pursuant to this Section 3.4(a) if such litigation is resolved against the General Partner), but nothing herein shall preclude the exercise of any right of the General Partner to seek reimbursement of any such expenses directly from such Limited Partner, and further provided that expenses incurred or being incurred by the General Partner or any of its Affiliates in connection with any litigation and the amount of any judgment or settlement paid or payable in connection therewith, as to which neither the General Partner nor any of its Affiliates is entitled to indemnification pursuant to the provisions of
         Section 8.1 hereof or otherwise shall not constitute Partnership Expenses for which either the General Partner or any of its Affiliates shall be entitled to be paid or reimbursed pursuant hereto and the General Partner and any of its Affiliates shall be required to repay any such expenses or amount earlier paid by the Partnership as Partnership Expenses, immediately, upon a determination that it or they are not entitled to indemnification hereunder;

                           (vii) except as limited by clause (vi) above, all expenses for indemnity or contribution payable by the Partnership to any Person, whether payable under Article VIII or otherwise;

                          (viii) all expenses incurred in connection with the preparation of amendments to this Agreement;

                            (ix) all expenses incurred by the Partnership in connection with the dissolution and liquidation of the Partnership;

                             (x) all accounting and legal fees and expenses incurred by the Partnership to independent accountants and counsel; and


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                            (xi) all legal fees and disbursements of counsel for
         the Limited Partner incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

                  (b) Except as otherwise expressly provided in this Agreement, Partnership Expenses shall not include the general overhead of the General Partner or its Affiliates.

                  (c) If the transactions contemplated by the Contribution Agreement are not consummated, the Limited Partner shall not be (i) liable or responsible for any Partnership Expenses (unless the Limited Partner failed to make its Capital Contribution as required hereunder) and (ii) entitled to any portion of the "break-up" fee to be paid by Mark Centers Trust upon termination of the Contribution Agreement pursuant to Section 13(a)(iv), (v) or (vii) thereof.

                  SECTION 3.5.  Books and Records; Accounting Method;
Valuation.

                  (a) The General Partner shall keep or cause to be kept at the address of the General Partner (or at such other place as the General Partner shall advise the other Partners in writing) full and accurate books and records of the Partnership. Such books and records shall be available, upon reasonable advance notice to the General Partner, for inspection and copying at reasonable times during business hours by each Limited Partner or its duly authorized agent or representative.

                  (b) The Partnership's books of account shall be kept on the same basis followed by the Partnership for federal income tax purposes, except as otherwise provided herein and except to the extent the Limited Partner requires different reporting, in which case the Limited Partner shall pay the incremental cost of such reporting unless one or more Sister Partnerships also use such reporting method.

                  SECTION 3.6. Tax Elections. The Partnership shall file its tax returns as a partnership for federal, state and local income and other tax purposes. No settlement of any tax issue involving the Partnership shall be made by the General Partner without the approval of the Required Partners. The General Partner, at the request of the Required Partners, shall make an election to adjust the basis of the property of the Partnership under Code Section 754.


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                  SECTION 3.7.  Tax Matters Partner.

                  (a) The General Partner is hereby designated as the "tax matters partner" of the Partnership as defined in Section 6231 of the Code, and any successor provisions (the "Tax Matters Partner").

                  (b) The Tax Matters Partner shall give prompt notice to the Limited Partners of (i) the receipt by the Tax Matters Partner of written notice that a federal, state or local taxing authority intends to examine the Partnership's income tax returns for any year; (ii) receipt by the Tax Matters Partner of written notice of a final Partnership administrative adjustment under Code Section 6223; and (iii) receipt of any request by the Tax Matters Partner from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to any tax return of the Partnership. In performing its role as tax matters partner, the Required Partners shall have veto and approval rights with respect to all decisions.

                  SECTION 3.8. Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner herein set forth.

                  SECTION 3.9.  Meetings of Partners.

                  (a) Partnership meetings shall be held at the Partnership's principal executive office (unless another address is duly noticed by the General Partner to all of the Partners), and shall be held (i) when called by the General Partner or, (ii) as respects any matter on which the Limited Partners may vote or are required to be consulted or to consent, when called by any Limited Partners representing more than ten percent (10%) of the aggregate Interest Percentages held by all of the Limited Partners. Notice of a meeting shall be given in accordance with the provisions of Section 12.15, unless such notice is waived by all of the Partners. Partners may participate in a meeting of the Partnership through the use of conference telephones or similar communication equipment, so long as all Partners participating in the meeting can hear one another.

                  (b) Any action which may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Partners entitled to vote thereon were present and

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voted. Any written solicitation for the consent of any Limited Partner to the taking of any action shall be simultaneously forwarded by the General Partners to all of the other Limited Partners. Any action taken without a meeting as provided in this Section 3.9(b) shall be effective as of the date for effectiveness set forth in the written document evidencing such consent, or, if no such date is set forth, then on the date upon which the last required signature of a Partner thereon is obtained. The record date for determining Partners entitled to give written consent to Partnership action without a meeting shall be the day on which the first written consent is given. Similarly, any action which may be taken only after obtaining the consent of the Required Partners may be taken without a meeting if a consent in writing, setting forth the action to be so taken, shall be signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Partners entitled to vote thereon were present and voted.


                                   ARTICLE IV

                    INVESTMENTS AND INVESTMENT OPPORTUNITIES

                  SECTION 4.1.  Investments Generally.

                  The assets of the Partnership shall consist solely of the Shares, and any cash from time to time distributed to the Partnership with respect thereto which may be invested pending distribution to the Partners as set forth hereunder.

                  SECTION 4.2. Partner Investments. Nothing in any other provision of this Agreement shall limit the right of the Partners or any of their Affiliates, and each of them shall be permitted without first having consulted with any other Partner to engage in or conduct any other business.

                  SECTION 4.3. Additional Rights of Limited Partner with Respect to the Investment.

                  (a)  Right of First Preference for Preferred Stock.

                  (i) If, following the Closing Date, Mark Centers Trust engages in an offering of preferred stock convertible into common shares of beneficial interest of Mark Centers Trust (the "Offered Stock"), it has agreed, pursuant to the Contribution Agreement, to use its commercially reasonable efforts to provide the Limited Partner and the limited partners of the Sister Partnerships

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(collectively, with the Limited Partner, the "Sister LPs" and individually, a
"Sister LP") with a right of first preference to purchase shares of Offered Stock in the first offering or offerings with respect to an aggregate of $75 million (the "Offering") of such Offered Stock which occurs subsequent to the Closing Date, on terms and conditions which will be identical to the offer and sale of such Offered Stock to investors other than the Sister LPs. Notwithstanding the foregoing, up to $10 million of the Offering may be reserved for Persons other than the Sister LPs. If the Offering is increased to up to $90 million, the excess of the amount of the Offering over $75 million may also be reserved for Persons other than the Sister LPs, and if the Offering is increased to above $90 million, the right of first preference to purchase shares of Offered Stock in favor of the Sister LPs shall equal the sum of (I) $65 million and (II) the lesser of (A) $10 million and (B) the excess of (i) the amount of the Offering over (ii) $90 million.

                  (ii) The Partners hereby acknowledge that the terms of the Offered Stock will be subject to the discretion of Mark Centers Trust. Notwithstanding the foregoing, the General Partner, as authorized in the Contribution Agreement, hereby grants to the Limited Partner, and agrees to use its best efforts to cause Mark Centers Trust to offer to the Limited Partner, the right to acquire at least its pro rata share of the Offered Stock. The General Partner hereby agrees that the Sister LPs shall have the right to acquire the Offered Stock, if any, in accordance with the following procedures:

                  1. If the Limited Partner and the other Sister LPs elect to acquire all or any portion of the Offered Stock, then the Limited Partner may acquire up to its pro rata share of the Offered Stock. Such pro rata share shall be determined by multiplying the number of shares of Offered Stock times a fraction, the numerator of which is the number of Shares acquired by the Partnership and the denominator of which is the aggregate number of Shares and common shares of beneficial interest of Mark Centers Trust acquired by the Partnership and the Sister Partnerships.

                  2. If any Sister LP elects not to purchase all or any portion of its pro rata share of the Offered Stock, the General Partner will use its best efforts to cause Mark Centers Trust to offer to the Limited Partner and the other Sister LPs the right to purchase some or all of the remaining Offered Stock. The Limited Partner and those other Sister LPs desiring to purchase additional

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                  shares of Offered Stock may purchase up to their pro rata
                  share as determined above of the remaining Offered Stock until such remaining Offered Stock is either purchased or the Limited Partner and the other Sister LPs no longer desire to purchase any additional Offered Stock.

                  (b) Registration Rights. Reference is made to the form of Registration Rights and Lock-Up Agreement attached as Exhibit E to the Contribution Agreement (the "Registration Rights Agreement"). To the extent the final Registration Rights Agreement entered into on the Closing Date does not provide that the rights of the Partnership thereunder are automatically assignable to transferees of the Shares, the General Partner, on behalf of the Partnership, hereby agrees to assign such rights to the Limited Partners upon any distribution of the Shares from the Partnership and the General Partner will cause the Partnership to execute and deliver any and all documents necessary to effect such assignment.

                  (c) Tag-Along Rights. (i) If the General Partner or any Affiliate of the General Partner (collectively with the General Partner, a "GP Affiliate") desires to sell or otherwise dispose of (other than a pledge in connection with a borrowing) any common shares of beneficial interest of Mark Centers Trust, options to purchase common shares of beneficial interest of Mark Centers Trust (not including the exercise of employee stock options granted to such GP Affiliate who is an officer of Mark Centers Trust), operating partnership units of Mark Centers Limited Partnership or other securities convertible into or exchangeable for common shares of beneficial interest of Mark Centers Trust (collectively, "MCT Securities") held by it to any other Person other than a GP Affiliate (a "Third Party Sale"), the GP Affiliate shall, at least thirty (30) Business Days prior to the proposed closing date of such Third Party Sale, give written notice to the Limited Partner describing such Third Party Sale in reasonable detail including the price offered and all material terms and conditions of the Third Party Sale.

                  (ii) The Limited Partner shall have the right and the option, by written notice given to the selling GP Affiliate within fifteen (15) Business Days prior to the closing of such Third Party Sale, to sell in such Third Party Sale the same percentage of the total number of Shares held by the Partnership (or direct the Partnership to sell such number of Shares) as the number of MCT Securities to be sold by the selling GP Affiliate or Affiliates represents to all MCT Securities held by such GP Affiliate or Affiliates.

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                  (iii) In the event a Third Party Sale is proposed, the right granted under this Section 4.3(c) shall be exercisable by the Partnership at the written request of the Limited Partner.

                  (d) Pre-emptive Rights. In the event that any GP Affiliate receives pre-emptive rights to acquire MCT Securities (the "Pre-emptive Rights"), such GP Affiliate shall grant to the Limited Partner and/or use its best efforts to cause Mark Centers Trust (or other giver of Pre-emptive Rights) to grant to the Limited Partner and the other Sister LPs Pre-emptive Rights to acquire, on terms no less favorable than those offered to the GP Affiliates, the same aggregate number of MCT Securities as are subject to the Pre-emptive Rights offered to such GP Affiliates. Of such Pre-emptive Rights to be given to the Sister LPs, the Limited Partner shall be entitled to acquire its pro rata share of such MCT Securities. Such pro rata share shall be determined in the same manner as is set forth in Section 4.3(a)(ii).

                  (e) Pass-through of Right to Purchase. In the event that Mark Centers Trust commences a rights offering for any securities or other similar offering of rights or securities to its shareholders, the Limited Partner may exercise the rights granted to shareholders of Mark Centers Trust, as if it were a shareholder with respect to the Shares not otherwise previously distributed to it pursuant to this Agreement; provided the cost of exercising such rights shall be paid directly by the Limited Partner.

                  (f) Voting Proxy. Notwithstanding anything else contained in this Agreement, the General Partner hereby constitutes and appoints the Limited Partner its true and lawful attorney, agent and proxy to exercise all voting rights of shareholders of Mark Centers Trust with respect to the number of Shares owned by the Partnership which would otherwise be distributable to the Limited Partner if the Partnership were liquidated.

                  (g) Any purchase of securities pursuant to Sections 4.3(a),
(d) and (e) hereof (i) which are required to be purchased in the name of the Partnership, shall be purchased by the Partnership (upon a contribution of cash by the Limited Partner therefor) and shall immediately be distributed by the Partnership to the Limited Partner (ii) shall not be deemed property of the Partnership and (iii) shall not be subject to the provisions of this Agreement, including without limitation, the provisions relating to the Preferred Return, Carried Interest or distributions.


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                  (h) The provisions of Sections 4.3(c) through (f) hereof shall terminate upon the earlier to occur of (i) the termination or dissolution of the Partnership and (ii) thirty (30) months after the Closing Date (collectively, the "Expiration Date"). The provisions of Section 4.3(a) shall survive the termination or dissolution of the Partnership only if an offering of Offered Securities has not occurred prior to the Expiration Date and the General Partner will do whatever is necessary to confirm the continuation of such rights to the Limited Partner. The provisions of Section 4.3(b) shall survive the termination or dissolution of the Partnership.


                                    ARTICLE V

                              CAPITAL CONTRIBUTIONS

                  SECTION 5.1.  Capital Contributions.

                  (a) Each Partner hereby agrees to make Capital Contributions to the Partnership in the amount set forth on Schedule B on or before five business days prior to the Closing Date. The General Partner shall send a written notice to each Limited Partner at least five business days before the date on which the Capital Contribution is to be made. All Capital Contributions shall be paid to the Partnership in immediately available funds in United States dollars by 2:00 p.m. (New York time) on the date specified by the General Partner. The General Partner may pursue any remedies available to the Partnership, in law or at equity, against any Partner who fails to make a Capital Contribution as required pursuant to this Agreement, including the commencement of an action seeking specific performance and/or damages, and after the closing of the transactions contemplated by the Contribution Agreement, if the Limited Partner has failed to make all or a portion of its Capital Contribution, the General Partner's rights hereunder to pursue such remedies may be exercised by Mark Centers Trust directly. Notwithstanding the foregoing, the Partners shall not be obligated to make Capital Contributions as described herein if (i) there is an amendment to the Contribution Agreement that could reasonably be expected to be materially adverse to the Investment, the Limited Partner or the Partnership, (ii) the General Partner (or an Affiliate of the General Partner) waives a condition to closing under the Contribution Agreement which could reasonably be expected to be materially adverse to the Investment, the Limited Partner or the Partnership, or (iii) there is any increase over $25 million in the aggregate amount of Offered Stock offered to, or reserved for, any Person other than the Limited Partner and the Sister

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LPs. For purposes hereof, any change to (i) the purchase price per Share, (ii)
the aggregate amount to be invested by the Partnership and all of the Sister Partnerships in excess of $120 million, (iii) the aggregate number of and percentage of the outstanding common shares of beneficial interest of Mark Centers Trust represented by the Shares to be purchased, as compared with such number and percentage assuming a purchase by the Partnership and the Sister Partnerships of 16 million common shares of beneficial interest of Mark Centers Trust at $7.50 per share, or (iv) the right of first preference to purchase Offered Stock, shall be deemed to be materially adverse to the Investment, the Limited Partner and the Partnership.

                  (b) If the closing under the Contribution Agreement does not occur for any reason by the earlier of December 31, 1998 and the termination of the Contribution Agreement, the General Partner shall promptly, and in no event later than two (2) Business Days after the earlier of such date and the termination of the Contribution Agreement, pay to the Limited Partner an amount equal to the Limited Partner's Capital Contribution plus all interest earned thereon in immediately available funds to an account designated by the Limited Partner, and the Limited Partner shall be released from and have no further obligations hereunder.

                  SECTION 5.2. Temporary Investment of Funds. The General Partner shall invest all cash held by the Partnership in money market instruments which instruments shall be (i) debt instruments issued or guaranteed by the United States or its agencies or instrumentalities maturing within six months or less from the date of acquisition, (ii) commercial paper rated P-1 or A-1 on the date of acquisition and maturing within six months or less from the date of acquisition, (iii) overnight time deposits or other interest-bearing deposits (whether or not insured) in national or state banks (a) having capital and surplus of at least $1,000,000,000 and having a long-term senior debt rating by Standard & Poor's Corporation of "A" or better (or an equivalent rating issued by Moody's Investors Service, Inc.) or (b) otherwise approved by the Required Partners, (iv) money market mutual funds with assets of at least $750,000,000 and investments comprised of debt with a credit rating of A1 or P1 or a substantially similar rating and (v) similar quality short-term investments. Notwithstanding the foregoing, it is not expected that the Partnership will retain any material cash balances. Any interest earned on investments pursuant to this Section 5.2 shall be payable to the Partners pro rata in accordance with their Interest Percentage in the event the Closing does not occur or in the event the Closing does occur, shall be added to the Capital

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Contributions made hereunder, pro rata in accordance with the Partners' Interest
Percentage and shall be applied first to pay Partnership Expenses and second to purchase Shares.


                                   ARTICLE VI

                 DISTRIBUTIONS, CAPITAL ACCOUNTS AND ALLOCATIONS

                  SECTION 6.1.  Distributions.

                  (a) Prior to the dissolution of the Partnership, the General Partner shall cause the Partnership, to the extent of Distributable Proceeds, to make distributions in cash, as soon as practicable (and in all events within two
(2) Business Days) after receipt of such proceeds, to the Partners as follows:

                             (i) first, to the Limited Partners in payment of the preferred return described in Section 6.2 pro rata in accordance with their Interest Percentages;

                            (ii) second, to the Partners, pro rata in accordance with their respective amounts of Unreturned Capital until each such Partner has received distributions pursuant to this Section 6.1(a)(ii) in an aggregate amount equal to its Capital Contribution as of the date of such distribution; and

                           (iii) third, (A) 80% to the Limited Partners, pro rata in accordance with their respective Interest Percentages, and (B) 20% to the General Partner.

                  (b) The General Partner shall determine and distribute Distributable Proceeds promptly (and in all events within two (2) Business Days) after the Partnership receives cash proceeds.

                  (c) Notwithstanding anything in this Agreement to the contrary, the Partnership shall make no distributions except to the extent permitted under the Act.

                  (d)  Intentionally Deleted.

                  (e) (i) Each Limited Partner shall have the right to cause the Partnership to distribute to it a number of Shares as determined in accordance with the following formula, at or about the times indicated below:


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                             (A) At any time commencing after the eighteenth
                       (18th) month after the Closing Date, the product of (i) one-third of the number of Shares held by the Partnership and (ii) the Limited Partner's Interest
                       Percentage;

                             (B) At any time commencing after the twenty-fourth
                       (24th) month after the Closing Date, the greater of the product of (i) (a) one-half of the number of Shares then held by the Partnership and (b) the Limited Partner's Interest Percentage and (ii)(a) two-thirds of the number of Shares originally acquired by the Partnership less any Shares distributed to the Limited Partner pursuant to
                       Section 6.1(e)(i)(A) and (b) the Limited Partner's Interest Percentage;

                             (C) At any time commencing after the thirtieth
                       (30th) month after the Closing Date, the product of (i) the number of Shares then held by the Partnership and
                       (ii) the Limited Partner's Interest
                       Percentage.

                       (ii) If any of the following shall occur: (a) both Ross Dworman and Kenneth Bernstein are not executive officers of Mark Centers Trust and spending a substantial portion of their time on the management of Mark Centers Trust, (b) a tender offer is initiated for the shares of Mark Centers Trust, (c) the closing price per share of Mark Centers Trust common stock as officially reported on the principal national securities exchange on which the shares are then listed or admitted for trading is less than $7.50 per share for more than twenty consecutive Business Days at any time after the last day of the eighteenth full month after the Closing Date or the common shares of beneficial interest of Mark Centers Trust have been suspended from trading or have been delisted, (d) either Ross Dworman or Kenneth Bernstein are the subject of a governmental investigation required to be disclosed pursuant to Items 401(f)(2) through (6) of Regulation S-K promulgated under the Securities Act of 1933, as amended (or any successor regulation), (e) the bankruptcy, insolvency, or a similar proceeding is instituted by or against the General Partner or Mark Centers Trust, (f) the General Partner shall have breached its obligations under this Agreement which breach has not been cured, or an uncured Event of Default shall have occurred, (g) the funds from operations (as described on Schedule E) per common share of beneficial interest of

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         Mark Centers Trust for the twelve-month period ending on March 31, 2000 as reported in the audited financial statements of Mark Centers Trust is less than $0.72, (h) the General Partner is removed pursuant to
         Section 10.2, (i) either Ross Dworman or Kenneth Bernstein is no longer a member of the board of trustees of Mark Centers Trust, or (j) either Ross Dworman or Kenneth Bernstein has, as a result of a voluntary decision, ceased to be an executive officer of Mark Centers Trust who spends a substantial portion of his time on the management of Mark Centers Trust, then each Limited Partner will have the right to cause the Partnership to distribute to it, upon request, the number of Shares equal to (a) the product of (A) the number of Shares then held by the Partnership and (B) such Partner's Interest Percentage.

                           (iii) At the time a distribution is made pursuant to
         Section 6.1(e)(i) or (ii) above, Section 6.7 shall apply and the Interest Percentage of the Partners shall be recalculated to reflect said distribution.

                            (iv) The General Partner's interest set forth in
         Section 6.1(a)(iii) (the "Carried Interest") will remain in effect with respect to distributed Shares until sixty months after the Closing Date (which period shall end at such earlier time as may be designated by a Limited Partner, but in no event earlier than thirty-six months after the Closing Date) unless Shares distributed are actually sold (including as Shares actually sold, any such Shares distributed to the partners or members of the Limited Partners) by the Limited Partners prior to such date. For any distributed shares sold prior to such date, the Carried Interest will be calculated at the time of sale with respect to the Shares sold based upon the sales price received by the Limited Partner for such Shares, net of any broker fees and commissions and other expenses and costs of sale, and paid from the Limited Partner to the General Partner either in cash or shares, at the option of the Limited Partner, in the manner set forth below. Upon sixty months after the Closing Date (or such earlier date as may be determined by a Limited Partner in accordance with this paragraph) the Carried Interest shall be calculated based on the Fair Market Value (except that if the Shares are treated as having been sold because the second parenthetical in the first sentence of this paragraph applies, the last sentence of the definition of Fair Market Value shall not be applied) and paid in full, in cash or in shares (at the option of the Limited Partner),

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         for all remaining Shares held by the Partnership, the Limited Partners and the General Partner. If Shares are distributed pursuant to this
         Section 6.1(e), for purposes of calculating the Carried Interest, (i) dividends received on the Shares after the Shares have been distributed shall be taken into account and (ii) the value of the Shares at the time the Carried Interest is determined (rather than at the time the Shares were distributed) shall be applied. At the time the Limited Partner determines to sell Shares, the Limited Partner will consider, but is not obligated to comply with, a request from the General Partner to pay the Carried Interest to the General Partner in Shares in lieu of cash.

                             (v) In order to avoid any duplication of fees, at the time either (i) the Partnership sells any of its Shares or (ii) following a distribution, a Limited Partner sells any of its Shares (in either case, a "Triggering Event"), the Carried Interest will be reduced to reflect (A) the aggregate "value" on the date of the Triggering Event of the options for common shares of beneficial interest of Mark Centers Trust held by and/or previously exercised by Ross Dworman and Ken Bernstein and (B) any extraordinary compensation that has been paid by Mark Centers Trust to Ross Dworman and Ken Bernstein (i.e., bonus compensation in excess of amounts customarily paid to executive officers of public real estate investment trusts, as reasonably determined by the Limited Partner) and the net present value, calculated using a discount rate equal to Treasury Securities of similar maturity, of amounts payable by Mark Centers Trust to Ross Dworman and Kenneth Bernstein as a result of a change in control (as defined in any agreement between Mark Centers Trust and either Ross Dworman or Kenneth Bernstein) of Mark Centers Trust (the "Excess Compensation"). The Carried Interest for the Partnership will be reduced by an amount equal to (a) the "value" of all vested options for common shares of beneficial interest of Mark Centers Trust held by and/or previously exercised by Ross Dworman and Ken Bernstein and the Excess Compensation multiplied by (b) a fraction, the numerator of which is the number of Shares sold by the Partnership or the Limited Partner and the denominator of which is all of the issued and outstanding common shares of beneficial interest of Mark Centers Trust and operating units of Mark Centers Limited Partnership, on a fully diluted basis. For purposes of this calculation, the "value" of the options shall be determined using the Black-Scholes method.


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                  SECTION 6.2. Preferred Return. No later and no less frequently than the thirtieth (30th) day following the close of each fiscal quarter, the General Partner shall determine, based on a statement of operations and cash flow for the Partnership, which need not be audited, and distribute to the Limited Partners to the extent of Distributable Proceeds, pro rata in accordance with their respective amounts of Unreturned Capital, an amount, in the aggregate, equal to eight percent (8%) per annum of the average monthly balance of such Partners' aggregate Unreturned Capital (the "Preferred Return")since the last distribution of Distributable Proceeds. To the extent the Partnership is unable to make a Preferred Return payment pursuant to this Section 6.2 in any quarter, the unpaid amount of the Preferred Return will be compounded semiannually at a rate of 8% per annum and paid in future quarters. No amounts shall be distributed to Partners pursuant to Section 6.1 (other than Section 6.1(a)(i))or Section 9.4 if any Preferred Return amount required to be paid under this Section 6.2 is accrued but unpaid. Amounts paid pursuant to this
Section 6.2 are intended to constitute payments of a preferred return for capital within the meaning of Treasury Regulations ss. 1.514(c)-2(d)(2) and not guaranteed payments within the meaning of Section 707(c) of the Code.

                  SECTION 6.3. Capital Accounts. (a) There shall be established for each Partner on the books and records of the Partnership an account (a "Capital Account"), which shall initially be zero and which shall be adjusted as follows:

                             (i) The amount of cash contributed to the Partnership by each Partner shall be credited to the Capital Account of such Partner.

                            (ii) The amount of cash (or the fair market value of other property as determined by the General Partner pursuant to this
         Article VI, net of any liabilities assumed or taken subject to by the Partners) distributed by the Partnership to each Partner shall be debited against the Capital Account of such Partner.

                           (iii) The Net Income and Net Loss of the Partnership (and the items entering into the determination thereof) allocated to each Partner pursuant to this Article VI shall be credited to and debited against, respectively, the Capital Account of such Partner.

                       (b)  If all or any portion of an Interest is
transferred in accordance with this Agreement, the transferee

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shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest or portion thereof.

                       (c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with applicable Regulations under Code Section 704 and to provide for allocations which have "substantial economic effect" within the meaning of those Regulations and shall be interpreted and applied in a manner consistent with this intention.

                  SECTION 6.4.  Allocations of Net Income and Net Loss.

                  (a) Net Income. Except as otherwise provided in this Article VI, Net Income for each Fiscal Year shall be allocated in the following order:

                             (i) first, if any Net Loss has been previously allocated to the Partners, reversing the prior allocations of Net Loss on a most recent in time basis until the cumulative amount allocated pursuant to this Section 6.4(a)(i) equals the cumulative amount of Net Loss previously so allocated; and

                            (ii) second, to the Partners in an amount equal to the distributions made to each Partner (or which would be made to each Partner, if the Partnership distributed cash in an amount equal to such Net Income) pursuant to Section 6.1(a).

                  (b) Net Loss. Except as otherwise provided in this Article VI, Net Loss for each Fiscal Year shall be allocated to the General Partner and the Limited Partners in proportion to their Interest Percentages.

                  (c) Miscellaneous. Any Net Income or Net Loss allocated to the Limited Partners shall be allocated among the Limited Partners pro rata in accordance with their Interest Percentages.

                  SECTION 6.5.  Other Allocations.

                  (a)  Other Allocation Rules.

                             (i) To the extent required by Code Section 704 and the Regulations thereunder, income, gain, loss, deduction and credit with respect to any property shall, solely for tax purposes (and not for purposes of maintaining the Capital Accounts hereunder), be allocated among the

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         Partners so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its 704(c) Value. Any elections or other decisions relating to such allocation shall be made by the General Partner with the consent of the Required Partners.

                  "704(c) Value" means, with respect to any Partnership asset, the adjusted basis for federal income tax purposes of such asset, adjusted as of the following times to equal its gross fair market value (as determined by the General Partner in its discretion): (a) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis (as that term is used in Regulation Section 1.704-1(b)(2)(iv)(f)) Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property or money if the General Partner determines in its discretion that such adjustment is necessary or appropriate to reflect the economic interests of the Partners in the Partnership; and (c) the liquidation of the Partnership for federal income tax purposes within the meaning of Regulation Section 1.704(b)(2)(ii).

                  SECTION 6.6. Tax Allocations. All items of income, gain, loss, deduction or credit of the Partnership shall be allocated among the Partners for federal income tax purposes in a manner consistent with the allocation of the corresponding items to the Partners under the other provisions of this Article VI.

                  SECTION 6.7. Distributions in Kind. The General Partner may distribute any property constituting all or any portion of an Investment in kind. Any property so distributed shall be deemed for purposes of determining Net Income or Net Loss under this Article VI to have been sold by the Partnership for an amount equal to its Fair Market Value (calculated in United States dollars). Except as provided in Section 6.1(e), in any distribution of property in kind, the General Partner shall not, without the consent of all the Limited Partners, discriminate among Partners and shall endeavor to (i) distribute to each applicable Partner a proportional interest in any particular property in accordance with this Article VI and (ii) if cash and property in kind are to be distributed simultaneously in respect of any Investment, distribute cash and property in kind in the same proportion to each applicable Partner.

                  Notwithstanding the foregoing, if any Limited Partner notifies the General Partner that such Limited Partner is prohibited by applicable law or regulation from holding directly the property to be distributed in kind, the General Partner

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shall, in lieu of making such distribution in kind to such Limited Partner and to the extent permitted by applicable law, use commercially reasonable efforts to sell such property on such Limited Partner's behalf, on terms acceptable to such Limited Partner and, upon such sale, the General Partner shall promptly distribute to such Limited Partner the net proceeds of such sale.

                  SECTION 6.8. Setoff and Withholding of Certain Amounts. Notwithstanding anything else contained in this Agreement, the General Partner may in its discretion set off against, or withhold from, any distribution to any Partner pursuant to this Agreement, the following amounts:

                       (a) any amounts due from such Partner to the Partnership or the General Partner pursuant to this Agreement to the extent not otherwise paid,

                       (b) any amounts required to pay or reimburse (x) the Partnership for the payment of any withholding or other taxes properly attributable to such Partner or (y) the General Partner for any advances made by the General Partner for such purpose.

                  Any amounts so set off or withheld pursuant to this Section
6.8 shall be applied by the General Partner to discharge the obligation in respect of which such amounts were withheld. All amounts set off or withheld either pursuant to this Section 6.8 or pursuant to the Code or any provision of any state or local tax law attributable to any Partner shall be treated as amounts distributed to such Partner for all purposes under this Agreement.

                  SECTION 6.9. Withdrawal and Return of Capital. Except as specifically provided in this Agreement, a Partner shall not have any right to demand the return of any Capital Contribution or to withdraw any portion of Partnership capital. If the Distributable Proceeds remaining upon dissolution of the Partnership after the payment or discharge of Partnership Expenses are insufficient to return any Partner's Unreturned Capital, the Partner shall have no recourse against any of the Partners or against the Partnership.



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                                   ARTICLE VII

                           REPORTS TO LIMITED PARTNERS

                  SECTION 7.1.  Reports.

                  (a) The books of account and records of the Partnership shall be audited as of the end of each Fiscal Year by the Partnership's independent public accountants. All reports provided to the Limited Partners pursuant to this Section 7.1 shall be prepared on an accrual basis. The Partnership's independent public accountants shall be a nationally recognized independent certified public accounting firm selected by the General Partner. Until such time as the Limited Partner becomes a shareholder of Mark Centers Trust, the Partnership shall deliver to the Limited Partner a copy of any reports and other correspondence sent by Mark Centers Trust to the Partnership, as a shareholder of Mark Centers Trust promptly after receipt thereof.

                  (b) Within 15 days after the end of each fiscal quarter, the General Partner shall prepare and mail to each Person who was a Partner during such quarter an unaudited report setting forth as of the end of such fiscal quarter:

                             (i) unless such quarter is the last fiscal quarter, a balance sheet of the Partnership;

                            (ii) unless such quarter is the last fiscal quarter, an income and expense statement of the Partnership reflecting the cash flow of the Partnership for such fiscal quarter (including an estimate of the amount of UBTI that is expected to be incurred for such quarter and the related Fiscal Year); and

                           (iii) a status report of the Partnership's
         Investments and activities during such fiscal quarter.

                  (c) Within 45 days after the end of each Fiscal Year, the General Partner shall prepare (or cause to be prepared) and mail to each Partner, an audited report setting forth as of the end of such Fiscal Year:

                             (i)    a balance sheet of the Partnership,

                            (ii) an income and expense statement of the Partnership reflecting the cash flow of the Partnership for such Fiscal Year, and

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                           (iii) a statement of each Partner's Capital Account.

                  (d) Each Limited Partner other than an Affiliate of the General Partner agrees that it will not, and it will cause its employees, representatives and advisors not to, disclose the information in any reports issued pursuant to this Section 7.1 to any Person without the prior written consent of the General Partner; provided that any Limited Partner may make such disclosures as it reasonably believes may be required by law, regulation or rule of any governmental authority or in conjunction with any litigation proceeding.

                  (e) After the end of each Fiscal Year, the General Partner shall cause the Partnership's independent certified public accountants to prepare and transmit, as promptly as possible, and in any event within 45 days of the close of the Fiscal Year, a federal income tax form K-1 for each Partner, a copy of the Partnership's return filed for federal income tax purposes and a report setting forth in sufficient detail such transactions effected by the Partnership during such Fiscal Year as shall enable each Partner to prepare its federal income tax return, if any. The General Partner shall mail such materials to (i) each Partner and (ii) each former Partner (or its successors, assigns, heirs or personal representatives) who may require such information in preparing its federal income tax return.


                                  ARTICLE VIII

                         EXCULPATION AND INDEMNIFICATION

                  SECTION 8.1.  Exculpation and Indemnification.

                  (a) Notwithstanding anything to the contrary in this Agreement, the General Partner, its members and Affiliates and its and their directors, officers, shareholders, partners, trustees and employees (individually, a "Released Party" and collectively, the "Released Parties") shall not be liable to the Partnership or to the Limited Partners for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by a Released Party arising out of or in connection with this Agreement or the Partnership's business or affairs, except for (i) any such loss, claim, damage or liability attributable to the negligence or willful misconduct of a Released Party or a material breach of this Agreement which a Released Party fails to cure, or fails to cause the General Partner to cure, within ten (10) Business Days following receipt

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by the General Partner of notice of such breach from the Required Partners (a
"Breach"), provided that if such breach is capable of being cured but cannot be cured with diligent efforts within such period of 10 Business Days and if such Released Party or the General Partner, as the case may be, has commenced to cure such breach within such period of 10 Business Days, no Breach of this Agreement shall be deemed to have occurred unless either (a) such Released Party or the General Partner, as the case may be, ceases to proceed diligently to cure such breach or (b) such breach is not cured within fifteen (15) days after the receipt by the General Partner of such notice of the breach, or (ii) any such loss, claim, damage or liability attributable to or arising out of or as a result of any Released Party's position as an officer or director or controlling stockholder (except in the case of any such loss, claim, damage or liability attributable to such person's position as a controlling stockholder arising in connection with the initial funding of the Partnership Investment pursuant to the Contribution Agreement) of Mark Centers Trust or with respect to actions taken or omitted to be taken by them in such capacity. The General Partner shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Partnership and the Limited Partners against any losses, claims, damages or liabilities to which the Partnership or such Limited Partners may become subject in connection with (i) any Breach or (ii) actions or omissions of any Released Party after the Closing Date relating to his positions as an executive officer or director or controlling stockholder (except in the case of any such loss, claim, damage or liability attributable to such person's position as a controlling stockholder arising in connection with the initial funding of the Partnership Investment pursuant to the Contribution Agreement) of Mark Centers Trust or actions taken or omitted to be taken by him in such capacity.

                  (b) The Partnership shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Released Party against any losses, claims, damages or liabilities to which such Released Party may become subject in connection with any matter arising out of or in connection with this Agreement or the Partnership's business or affairs, except for any such loss, claim, damage or liability attributable to the gross negligence, willful misconduct or Breach of a Released Party or as a result of any Released Party's position as an officer or director or controlling stockholder of Mark Centers Trust or with respect to actions taken by or omitted to be taken by any Released Party in such capacity. If any Released Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Partnership's business or

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affairs, the Partnership shall reimburse such Released Party for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that such Released Party shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Released Party was not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation. Any such obligation of the Partnership shall be limited to the assets of the Partnership and there shall be no personal liability of any of the Limited Partners for any such obligation of the Partnership.

                  (c) Each Partner covenants for itself and its successors, assigns, heirs and personal representatives that such Person will, at any time prior to or after dissolution of the Partnership, on demand, whether before or after such Person's withdrawal from the Partnership, pay to the Partnership or the General Partner any amount which the Partnership or the General Partner, as the case may be, pays in respect of taxes (including withholding taxes) imposed upon income of or distributions to such Partner.



                                   ARTICLE IX

                   DURATION AND DISSOLUTION OF THE PARTNERSHIP

                  SECTION 9.1. Duration. The term of the Partnership shall commence on the Effective Date and, subject to Section 9.2, the term of the Partnership shall continue until December 31, 2005.

                  SECTION 9.2. Dissolution. Subject to the Act, the Partnership shall be dissolved and its affairs shall be wound up upon the earliest to occur of:

                  (a) the expiration of the term of the Partnership provided in Section 9.1;

                  (b) the written consent of the Partners to dissolve the Partnership;

                  (c) a decision made by the General Partner to dissolve the Partnership because it has reasonably determined that changes in any applicable law or regulation would have a material adverse effect on the continuation of the Partnership and has delivered

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to the Required Partners an opinion of counsel reasonably acceptable (as to the opinion itself and the counsel rendering such opinion) to the Required Partners to that effect;

                  (d) the withdrawal, removal or other cessation of the General Partner as a general partner of the Partnership (within the meaning of the Act) or the termination of the active engagement of either Ross Dworman or Kenneth F. Bernstein from the Partnership; and

                  (e) any of the events set forth in Section 6.1(e)(ii) shall have occurred or for any other reason the Partnership no longer holds any Shares.

                  SECTION 9.3. Winding Up of Partnership. Upon dissolution, the Partnership's business shall be wound up in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership pursuant to this Agreement. If no general partner remains, the Limited Partners may approve one or more liquidators to act as the liquidator in carrying out such liquidation. Subject to the Act (and with respect to any distribution of assets, Section 6.7), the liquidator shall dispose of or distribute all Partnership assets to the Partners within one year following dissolution, except that such one-year period may be extended with the approval of the Limited Partners.

                  SECTION 9.4.  Distribution Upon Dissolution of the
Partnership.

                  (a) Upon dissolution of the Partnership, the liquidator shall make a distribution in kind to the Partners. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in any manner that the liquidator shall determine to be in the best interest of the Partners. Subject to the Act, after all liabilities contingent or otherwise of the Partnership (including any liabilities to Partners and any obligations to Partners under Section 3.4) have been satisfied or duly provided for (as determined by the liquidator in its discretion), the remaining assets of the Partnership shall be distributed to the partners in proportion to their positive Capital Accounts (after giving effect to adjustments attributable to all Partnership transactions prior to any such distribution including the sale of any property deemed to occur under Section 6.7).

                  (b) The full rights, powers and authority of the liquidator shall continue so long as appropriate and necessary to

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complete the process of winding up the business and affairs of the Partnership.

                  (c) In the discretion of the liquidator a portion of the distributions that would otherwise be made to the Partners pursuant to this
Section 9.4 may be:

                             (i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any liabilities or obligations of the Partnership or of the General Partner arising to of or in connection with the Partnership. (Subject to Section 6.7, the assets of any such trust shall be distributed to the Partners from time to time, in the discretion of the liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement); or

                            (ii) withheld to provide a reserve for Partnership liabilities (contingent or otherwise), provided that such withheld amounts shall be distributed to the Partners as soon as the liquidator determines, in its discretion, that such amounts are no longer necessary to be retained.

                  (d) Except as otherwise provided in this Agreement, (i) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership and (ii) no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions. Subject only to any applicable provisions of the Act, in conjunction with the dissolution of the Partnership, no Partner shall have any obligation to contribute to or reimburse the Partnership for any deficit in such Partner's Capital Account.


                                    ARTICLE X

                  TRANSFERABILITY OF GENERAL PARTNER'S INTEREST

                  SECTION 10.1.  Transferability of General Partner's
Interest.

                  (a) Except as otherwise provided herein, the General Partner may not Transfer all or any portion of its Interest to any Person without the prior approval of the Required Partners.

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                  (b) In connection with any Transfer permitted hereunder, the
General Partner may admit a transferee as a general partner of the Partnership without further action by any partner or any other Person, and such transferee shall be deemed admitted to the Partnership as a general partner of the Partnership immediately prior to the Transfer and shall continue the business of the Partnership without dissolution.

                  (c) Notwithstanding, the foregoing, the General Partner agrees that no Transfer contemplated by this Section 10.1 shall be effected if such Transfer would jeopardize the status of the Partnership as a partnership for federal income tax purposes.

                  (d) In connection with any Transfer permitted hereunder, all expenses, including attorneys' fees and expenses, incurred by the Partnership in connection with such Transfer shall be fully borne by the General Partner or the General Partner's transferee. In addition, the General Partner or the General Partner's transferee shall indemnify the Partnership in a manner reasonably satisfactory to the Limited Partners against any losses, claims, damages, liabilities or expenses to which the Partnership may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, the General Partner or the General Partner's transferee in connection with such Transfer.

                  SECTION 10.2.  Removal of the General Partner.

                  (a) In the event of fraud, gross negligence, willful misconduct, or an Event of Default by the General Partner, the General Partner may be removed by written notice (a "Removal Notice") from Limited Partners (other than any Limited Partner that is an Affiliate of the General Partner) representing 66.67% of the aggregate Capital Contributions of all Limited Partners (other than any Limited Partner that is an Affiliate of the General Partner).

                  (b) Upon the removal of the General Partner pursuant to
Section 10.2(a), (i) the Partnership shall immediately and automatically be terminated, and (ii) the Carried Interest shall not be payable.

                  (c) The removal of the General Partner pursuant to Section 10.2(a) is not the exclusive remedy of the Partnership or the Limited Partners for any fraud, gross negligence, willful misconduct, or an Event of Default by the General Partner.

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                  SECTION 10.3. Withdrawal of the General Partner. Except as
otherwise provided in this Article X, the General Partner may not withdraw from the Partnership prior to its dissolution.


                                   ARTICLE XI

                 TRANSFERABILITY OF A LIMITED PARTNER'S INTEREST

                  SECTION 11.1. Restrictions on Transfer. Prior to 18 months from the Closing Date, no Transfer of all or any portion of a Limited Partner's Interest (including some or all of its rights or obligations hereunder) may be made (other than to an Affiliate of the Limited Partner) without the prior written consent of the General Partner in its absolute discretion. After 18 months from the Closing Date, a Limited Partner may transfer all or a portion of its Interest upon the prior written consent of the General Partner. If the General Partner does not consent to such Transfer (unless the General Partner withholds its consent because of evidence that the proposed transferee has a reputation of committing acts of moral turpitude), the General Partner shall terminate the Partnership and distribute the Shares to the Partners, and within six months of such distribution the Limited Partner shall pay the Carried Interest with respect to the Shares distributed. Subject to the Act, no Transfer shall relieve the transferor of any of its obligations under this Agreement without the written consent of the General Partner.

                  SECTION 11.2. Expenses of Transfer; Indemnification. All expenses, including attorneys' fees and expenses, incurred by the General Partner or the Partnership in connection with any Transfer shall be fully borne by the transferring Limited Partner or such Limited Partner's transferee. In addition, the transferring Limited Partner or such transferee shall indemnify the Partnership and the General Partner in a manner reasonably satisfactory to the General Partner against any losses, claims, damages, liabilities or expenses to which the Partnership or the General Partner may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Limited Partner or such transferee in connection with such Transfer.


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                  SECTION 11.3.  Recognition of Transfer.

                  (a) The Partnership shall not recognize for any purpose any purported Transfer of all or any portion of a Limited Partner's Interest (including some or all of its rights or obligations hereunder) and no transferee of all or any portion of such Interest shall be admitted as a Limited Partner hereunder unless:

                  (1) the provisions of Sections 11.1, 11.2 and 11.3(b) shall have been complied with;

                  (2) the General Partner shall have been furnished with the documents effecting such Transfer, in form and substance satisfactory to the General Partner, executed and acknowledged by both transferor and the transferee;

                  (3) such Transfer shall have been made in accordance with all applicable laws and regulations and all necessary governmental consents shall have been obtained and requirements satisfied, including the Transfer having been made pursuant to an exemption from the Securities Act of 1933 and in compliance with the provisions of New York Corporate Securities Law or any other applicable state real estate or securities laws or regulations, and such Transfer shall not jeopardize the availability of the Partnership's exemption from registration in connection with the original offering and sale of Interests referred to in Section 12.4(a);

                  (4) such Transfer will not cause a termination of the Partnership for federal income tax purposes;

                  (5) the books and records of the Partnership shall have been changed (which change shall be made as promptly as practicable) to reflect the admission of such Limited Partner;

                  (6) all necessary instruments reflecting such admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Partnership to conduct business or to preserve the limited liability of the Limited Partners; and

                  (7) the General Partner shall have received such advice and opinions from counsel to the transferor and counsel to the Partnership as the General Partner shall deem

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         appropriate to determine that the Transfer complies with the requirements of clauses (3) and (4) above.

                  (b) Each transferee, as a condition to its admission as a Limited Partner, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner deems necessary or desirable to effectuate such admission and to confirm the agreement of such Limited Partner to be bound by all the terms and provisions of this Agreement with respect to any rights and/or obligations represented by the Interest acquired by such Limited Partner. The admission of any such Limited Partner shall not require the approval of any Limited Partner.

                  SECTION 11.4. Transfers During a Fiscal Year. If any Transfer of a Partner's Interest shall occur at any time other than the end of a Fiscal Year, the distributive shares of the various items of Partnership income, gain, loss and expense as computed for tax purposes and the distributions of the Partnership shall be allocated between the transferor and the transferee consistent with applicable requirements under Code Section 706; provided that no such allocation shall be effective unless the transferor and the transferee shall have agreed to reimburse the General Partner for any incremental accounting fees and other expenses incurred by the General Partner in making such allocation. Neither the General Partner nor the Partnership shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.4.

                  SECTION 11.5. Withdrawal of a Limited Partner. Except as otherwise provided in this Article XI, a Limited Partner may not withdraw from the Partnership prior to its dissolution.


                                   ARTICLE XII

                                  MISCELLANEOUS

                  SECTION 12.1.  Amendment to the Agreement.

                  Except as otherwise provided in this Section 12.1, this Agreement may be amended by the General Partner with the approval of Limited Partners representing a majority of the aggregate Capital Contributions of all Limited Partners; provided that no amendment of this Agreement shall:


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                  (1)  without the approval of all the Limited Partners,
         amend this Section 12.1,

                  (2) without the approval of the affected Limited Partner, (w) increase the liability of a Partner beyond the liability of such Partner expressly set forth in this Agreement or otherwise modify or affect the limited liability of such Partner, (x) decrease the Interest of any Partner (other than as provided in this Agreement), (y) change the Capital Contributions of any Partner (other than as provided in this Agreement) or (z) change the method of distribution or allocations made under Article VI to any Partner (other than as provided in this Agreement), or

                  (3) without the approval of Partners having Capital Contributions representing the percentage of Capital Contributions specified in any provision of this Agreement required for any action or approval of the Partners, amend such provision.

                  SECTION 12.2. Approvals. To the extent permitted by applicable law, each Limited Partner agrees that the written approval of the Required Partners shall bind the Partnership and each Limited Partner and shall have the same legal effect as the written approval of each Partner, for purposes of granting the approval of the Limited Partners with respect to any proposed action of the Partnership, the General Partner or any of its Affiliates that specifically requires such approval.

                  SECTION 12.3.  Consultation with the Limited Partners.

                  (a) The General Partner shall consult on a quarterly basis with the Limited Partners (other than Limited Partners who are Affiliates of the General Partner) on any material Partnership matters.

                  (b) Notwithstanding anything else contained in this Section 12.3, the Limited Partners shall not possess or exercise any power that, if possessed or exercised by a General Partner, would constitute participation in the control of the business of the Partnership.

                  SECTION 12.4. Investment Representation. Each Limited Partner, by executing this Agreement, represents and warrants that the following statements are true:

                  (a) it understands and accepts that the offering and sale of Interests is intended to be exempt from Registration

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under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) of the Securities Act and that the Partnership will make a notation in its records as to the nontransferability of the Interests without the prior consent of the General Partner and place a legend on any certificates evidencing the Interests to the effect that the Interests may not be transferred in violation of the Securities Act;

                  (b) it understands and accepts that the offering and sale of Interests is intended to be exempt from registration under the securities laws of the state or states in which the offer and sale are deemed to be made, by virtue of a transactional exemption set forth therein;

                  (c) it has such knowledge and experience in business, tax and financial matters so as to enable it to utilize the information made available to it in connection with the offering of the Interests in order to evaluate the merits and risks of an investment in the Interests and to make an informed investment decision with respect thereto;

                  (d) it is an "accredited investor" within the meaning of Rule 501 under the Securities Act;

                  (e) it is making its investment in the Partnership for its own account and not for the account of others and is not investing with the present intention of selling, distributing, transferring or reallocating all or any portion of its investment and, while the disposition of its investments is always subject to its own control, presently intends to hold the same until the Partnership is terminated;

                  (f) it understands that transferability of its Interest is restricted and the Limited Partner cannot expect to have any liquidity with respect to its investment;

                  (g) unless the General Partner has previously determined that the admission of the Limited Partner will not cause assets of the Partnership to be "plan assets" within the meaning of Department of Labor Regulation ss.2510.3-101, it is not an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974;

                  (h) it understands that no federal or state agency has recommended or endorsed the purchase of the Interests or passed on the adequacy or accuracy of the information set forth in this Agreement;


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                  (i) it has had the opportunity, at a reasonable time prior to its purchase of the Interests, to ask questions and receive answers concerning the terms and conditions of an investment in the Partnership and to obtain any additional information, financial or otherwise, which it deems appropriate in order to evaluate an investment in the Partnership; and

                  (j) it is treated as a single investor for purposes of the Investment Company Act of 1940.

                  SECTION 12.5.  Representations.

                  (a) The General Partner represents and warrants to the Limited Partners, and covenants and agrees, that:

                                    (i)  the General Partner is a limited
         liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each jurisdiction in which the character and location of its properties or the nature of its business activities makes such qualification necessary, and has all requisite power and authority to execute, deliver and perform this Agreement;

                                    (ii) the execution, delivery and performance
         by the General Partner of this Agreement is within its power, has been authorized by all necessary action and does not contravene any provision of its organizational documents;

                                    (iii) this Agreement is a valid and binding
         obligation of the General Partner;

                                    (iv) the execution, delivery and performance
         of this Agreement by the General Partner does not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other form of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any lease or other agreement or contract to which it is a party or by which any of its property may be bound or any applicable law or order, rule or regulation or any court or governmental agency that has jurisdiction over it or any of its property;

                                    (v) there are no actions, suits or
         proceedings pending or, to the knowledge of the General Partner, threatened against or affecting the General Partner or, to the knowledge of the General Partner or its members,

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         which would bring into question the validity of the transactions contemplated by this Agreement or might result in a material adverse change in the business, assets or condition of the General Partner;

                                    (vi) during the term of the Partnership, the
         General Partner will not subject any of its Interests in the Partnership (or its respective right in the future to receive income or profits from the Partnership) to the claims of any creditors;

                                    (vii) during the term of the Partnership,
         the General Partner shall defend at its sole cost and expense any claim made against its Interest in the Partnership (or its respective right in the future to receive income or profits from the Partnership) resulting from the respective indebtedness or the claims of any creditors of the General Partner;

                                    (viii) during the term of the Partnership,
         the General Partner shall promptly notify the Limited Partners as to
         (A) any claim asserted or threatened against the General Partner's Interest in the Partnership (including its right in the future to receive income and profits from the Partnership), or against any assets of the Partnership or against any of the respective members of the General Partner and (B) any other obligation entered into by the General Partner or any of the respective members of the General Partner, where such claim or obligation in the judgment of the General Partner might reasonably have a material adverse effect on the Partnership or the Interest of the Limited Partners in the Partnership;

                                    (ix) there are no terms governing the
         investment of the Sister Partnerships (whether in a partnership agreement, a side letter or otherwise) that are more favorable to any limited partner of any Sister Partnership than the terms of this Agreement, and in the event that any term governing the investment of the Sister Partnerships is subsequently granted (whether in a partnership agreement, a side letter or otherwise) that is more favorable to any limited partner of any Sister Partnership than the Limited Partner, the General Partner shall promptly grant to the Limited Partner such more favorable term; and

                                    (x) the General Partner is not aware of any
         material inaccuracy in the written material concerning Mark

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         Centers Trust and the properties controlled by Affiliates of the
         General Partner prepared by the General Partner or its Affiliates and delivered to the Limited Partners prior to the date hereof.

                  (b) Each of the Limited Partners represents and warrants individually and respectively to the General Partner that:

                                    (i) it is duly formed and validly existing
         under the laws of the jurisdiction of its formation or is an individual and has all requisite power and authority to execute, deliver and perform this Agreement;

                                    (ii) the execution, delivery and performance
         of this Agreement by it are within its power, and for Limited Partners that are not individuals, have been authorized by all necessary action and do not contravene any provision of its articles of formation or governance;

                                    (iii) this Agreement is a valid and binding
         obligation of such Limited Partner; and

                                    (iv) the execution, delivery and performance
         of this Agreement by it does not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other form of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any lease or other agreement or contract to which it is a party or by which any of its property may be bound or any applicable law or order, rule or regulation or any court or governmental agency that has jurisdiction over it or any of its property.

                  SECTION 12.6. Involvement of Ross Dworman & Kenneth F. Bernstein in the Partnership. Ross Dworman and Ken Bernstein, by their respective signatures attached hereto, each respectively acknowledges and agrees as follows: (a) that they are the sole members of the General Partner; (b) that, absent his death or disability, each shall at all times during the term of the Partnership actively participate in such capacity on behalf of the General Partner in the management of the Partnership; and (c) that, without the consent of the Required Partners and absent death or disability of either of them, the ownership of interests in the General Partner shall not be voluntarily transferred, pledged or otherwise conveyed other than among such individuals or to or for the benefit of their respective families. Absent death, disability or the consent of the Required Partners, Ross

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Dworman and Kenneth F. Bernstein each agree that they shall commit sufficient attention, time and effort to the management and operation of the General Partner and through such entity to the management and operation of the Partnership and its Investments as is then reasonably appropriate or required in light of the then activities of the Partnership. Ross Dworman and Kenneth Bernstein will not exercise the options described in Section 6.1(e)(v) prior to 36 months after the Closing Date.

                  SECTION 12.7. Successors; Counterparts. This Agreement (i) shall be binding as to the executors, administrators, estates, heirs and legal successors of the Partners and (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

                  SECTION 12.8. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Partnership or to any fee payable by the Partnership is invalid or unenforceable, this Agreement shall be construed or interpreted so as (i) to make it enforceable or valid and (ii) to make the distributions, allocations and fees as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

                  SECTION 12.9. Filings. Following the execution and delivery of this Agreement, the General Partner shall promptly prepare any documents required to be filed and recorded under the Act, and the General Partner shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each state in which the Partnership may hereafter establish a place of

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business. The General Partner shall also promptly cause to be filed, recorded and published such statements of fictitious business name and other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

                  SECTION 12.10. Power of Attorney. Each Limited Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (i) a Certificate of Limited Partnership of the Partnership, any amendment thereof required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Partnership, (ii) any amendments to this Agreement pursuant to Section 12.1, and
(iii) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other state, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership or to dissolve the Partnership.

                  The power of attorney granted hereby is coupled with an interest and shall (a) survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy of the Limited Partner granting the same or the transfer of all or any portion of such Limited Partner's Interest and (b) extend to such Limited Partner's successors, assigns and legal representatives.

                  SECTION 12.11. Waiver of Action for Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action or other legal proceeding for partition with respect to any of the Partnership's assets.

                  SECTION 12.12. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

                  SECTION 12.13. Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.


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                  SECTION 12.14.  Goodwill.  No value shall be placed on
the name or goodwill of the Partnership.

                  SECTION 12.15. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party (and any other person designated by such party) at its address or telecopier number set forth on Schedule A hereto or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the General Partner (if such party is a Limited Partner) or to all the Limited Partners (if such party is the General Partner). Each such notice, request or other communication shall be effective (i) if given by telecopier, when transmitted to the number specified pursuant to this Section 12.15 and the appropriate answerback or confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 12.15.

                  SECTION 12.16. Enforcement Costs. In the event any Partner defaults in the performance of its obligations under this Agreement, the Partnership or any non-defaulting Partner enforcing its rights under this Agreement or compelling such defaulting Partner to perform its obligations hereunder shall be entitled to collect from the defaulting Partner all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and costs) expended or incurred in connection with enforcing its rights under this Agreement.

                  SECTION 12.17. No Third Party Rights. The obligations or rights of the Partnership or any Partners to make or require any Capital Contribution under this Agreement shall not grant any rights to or confer any benefits upon any Person who is not a Partner other than Mark Centers Trust pursuant to Section 5.1. The provisions of this Agreement are intended only for the regulation of relations among Partners, putative Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and does not grant any rights to non-Partner creditors other than Mark Centers Trust pursuant to Section 5.1.


704007.15

                  IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.


GENERAL PARTNER:
                                           RD New York VI, LLC, a
                                           Delaware limited liability company


                                             /s/ Ross Dworman
                                           -------------------------------
                                           By:  Ross Dworman


LIMITED PARTNER:

                                           Five Arrows Realty Securities LLC,
                                           a Delaware limited liability Company


                                               Matthew J. Kaplan
                                           By:_________________________
                                              Name:  Matthew J. Kaplan




Agreement With Respect to
Section 12.6:


/s/ Ross Dworman
-------------------------
Ross Dworman



/s/ Kenneth F. Bernstein
-------------------------
Kenneth F. Bernstein


704007.15


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                                   SCHEDULE A



                                    Partners


General Partner

RD New York VI, LLC
c/o Acadia Management
20 Soundview Marketplace
Port Washington, NY 11050
Attn:
Fax:

Limited Partner

Five Arrows Realty Securities LLC
c/o Rothschild Realty Inc.
1251 Avenue of the Americas
New York, New York 10020
Attn:  Matthew W. Kaplan
Fax: (212) 403-3520





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                                       A-1

                                   SCHEDULE B

                                                                                                Capital
Name and                                                     Capital                         Contribution
Address                            Number of Units         Contribution                       Percentage
                                                           ------------                      -----------
RD New York                         .001                      $1,000                             .00006%
VI, LLC
Five Arrows                           17                      $17,000,000                      99.99994%
Realty
Securities
LLC



704007.15
                                       B-1

                                   SCHEDULE C



Name                                               Interest
                                                 Percentage
RD New York VI, LLC                                  .00006%
Five Arrows Realty Securities LLC                  99.99994%



704007.15
                                       C-1

                                   SCHEDULE D



                               Sister Partnerships

                             RD Properties, L.P. VI
                             RD Properties, L.P. VIA


704007.15
                                       D-1

                                   SCHEDULE E


                        FUNDS FROM OPERATIONS METHODOLOGY

704007.15
                                       E-1

                                  AGREEMENT OF
                               LIMITED PARTNERSHIP

                                       OF

                             RD PROPERTIES, L.P. VIB



                                 By and Between

                               RD New York VI, LLC
                      a Delaware limited liability company,
                             as the General Partner,


                                       and


                     certain other individuals and entities

                               as Limited Partners


                                   dated as of
                                   May 6, 1998




704007.15

                                TABLE OF CONTENTS

                                                                      Page

ARTICLE I

         DEFINITIONS.....................................................1
         SECTION 1.1.  Definitions.......................................1
         SECTION 1.2.  Interpretation....................................6
         SECTION 1.3.  Consent and Approvals.............................7

ARTICLE II

         GENERAL PROVISIONS..............................................7
         SECTION 2.1.  Partnership Name..................................7
         SECTION 2.2.  Principal Office; Delaware Office; Agent for
                  Service of Process.....................................7
         SECTION 2.3.  Purposes of the Partnership.......................8
         SECTION 2.4.  Liability of Limited Partners Generally...........8
         SECTION 2.5.  Fiscal Year.......................................8

ARTICLE III

         MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP....................8
         SECTION 3.1.  Management Generally..............................8
         SECTION 3.2.  Authority of the General Partner..................8
         SECTION 3.3.  Major Decisions Requiring Consent of the
                  Limited Partners.......................................8
         SECTION 3.4.  Expenses..........................................9
         SECTION 3.5.  Books and Records; Accounting Method;
                  Valuation.............................................12
         SECTION 3.6.  Tax Elections....................................12
         SECTION 3.7.  Tax Matters Partner..............................13
         SECTION 3.8.  Reliance by Third Parties........................13
         SECTION 3.9.  Meetings of Partners.............................13

ARTICLE IV

         INVESTMENTS AND INVESTMENT OPPORTUNITIES.......................14
         SECTION 4.1.  Investments Generally............................14
         SECTION 4.2.  Partner Investments..............................14
         SECTION 4.3.  Additional Rights of Limited Partner with
                  Respect to the Investment.............................14

ARTICLE V

         CAPITAL CONTRIBUTIONS..........................................18
         SECTION 5.1.  Capital Contributions............................18

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                                      -i-

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                                                                       Page

         SECTION 5.2.  Temporary Investment of Funds....................19

ARTICLE VI

         DISTRIBUTIONS, CAPITAL ACCOUNTS AND ALLOCATIONS................20
         SECTION 6.1.  Distributions....................................20
         SECTION 6.2.  Preferred Return.................................24
         SECTION 6.3.  Capital Accounts.................................24
         SECTION 6.4.  Allocations of Net Income and Net Loss.  ........25
         SECTION 6.5.  Other Allocations................................25
         SECTION 6.6.  Tax Allocations..................................26
         SECTION 6.7.  Distributions in Kind............................26
         SECTION 6.8.  Setoff and Withholding of Certain Amounts........27
         SECTION 6.9.  Withdrawal and Return of Capital.................27

ARTICLE VII

         REPORTS TO LIMITED PARTNERS....................................28
         SECTION 7.1.  Reports..........................................28

ARTICLE VIII

         EXCULPATION AND INDEMNIFICATION................................29
         SECTION 8.1.  Exculpation and Indemnification..................29

ARTICLE IX

         DURATION AND DISSOLUTION OF THE PARTNERSHIP....................31
         SECTION 9.1.  Duration.........................................31
         SECTION 9.2.  Dissolution......................................31
         SECTION 9.3.  Winding Up of Partnership........................32
         SECTION 9.4.  Distribution Upon Dissolution of the
                  Partnership...........................................32

ARTICLE X

         TRANSFERABILITY OF GENERAL PARTNER'S INTEREST..................33
         SECTION 10.1.  Transferability of General Partner's
                  Interest..............................................33
         SECTION 10.2.  Removal of the General Partner..................34
         SECTION 10.3.  Withdrawal of the General Partner...............35

ARTICLE XI

         TRANSFERABILITY OF A LIMITED PARTNER'S INTEREST................35
         SECTION 11.1.  Restrictions on Transfer........................35

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                                      -ii-

                                                                       Page
         SECTION 11.2.  Expenses of Transfer; Indemnification...........35
         SECTION 11.3.  Recognition of Transfer.........................36
         SECTION 11.4.  Transfers During a Fiscal Year..................37
         SECTION 11.5.  Withdrawal of a Limited Partner.................37

ARTICLE XII

         MISCELLANEOUS..................................................37
         SECTION 12.1.  Amendment to the Agreement......................37
         SECTION 12.2.  Approvals.......................................38
         SECTION 12.3.  Consultation with the Limited Partners..........38
         SECTION 12.4.  Investment Representation.......................38
         SECTION 12.5.  Representations.................................40
         SECTION 12.6.  Involvement of Ross Dworman & Kenneth F.
                  Bernstein in the Partnership..........................42
         SECTION 12.7.  Successors; Counterparts........................43
         SECTION 12.8.  Governing Law; Severability.....................43
         SECTION 12.9.  Filings.........................................43
         SECTION 12.10. Power of Attorney...............................44
         SECTION 12.11. Waiver of Action for Partition..................44
         SECTION 12.12. Headings........................................44
         SECTION 12.13. Additional Documents............................44
         SECTION 12.14. Goodwill........................................45
         SECTION 12.15. Notices.........................................45
         SECTION 12.16. Enforcement Costs...............................45
         SECTION 12.17. No Third Party Rights...........................45



704007.15
                                      -iii-